                                                                   Exhibit 10.11

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                     AUDIO TECHNOLOGY LICENSING AGREEMENT

     This Audio Technology Licensing Agreement (the "Agreement") is made this 26th day of June, 1997 (the Effective Date") between T-Square Design, Inc., a California corporation with its principal place of business at 4633 Old Ironsides Drive, Ste. 290, Santa Clara, California 95054 ("T-Square") and InteGraphics Systems, Inc., a California Corporation with its principal place of business at 4001 Burton Drive, Santa Clara, California 95054, ("IGS"). (As used herein, "party" or Parties" will refer to T-Square Design, Inc., InteGraphics Systems, or both, as the case may be.)

RECITALS

     T-Square Design, Inc. has developed and is developing certain proprietary semiconductor technology and products, including but not limited to PC Audio Technology.

     IGS has developed and is developing certain graphics controller-based products and technology targeting the Multimedia Technology Industry which includes the integration of Graphics and Audio products, (Audio/Graphics Integrated Circuit), and is in the business of manufacturing Graphics/Multimedia Products, and marketing, selling and supporting these Graphics/Multimedia Products.

     Both Parties desire that IGS be licensed to develop, manufacture, market and sell integrated circuit based Audio/Graphics Products which incorporate T-Square Design, Inc.'s PC Audio Technology implemented in the Audio Engine, Software Drivers, Source Code, and technical/marketing support described herein.

TERMS AND CONDITIONS

1.   Definitions:

     The following terms when used in this Agreement shall have the meanings ascribed to them in Section 1;

1.1  "PC Audio Technology" shall mean:

     The Audio Engine hardware, software specifications, and marketing/technical support as more completely described in Section 4, that enables the incorporation of the Audio function on to the Graphics Controller Chip, including but not limited to the items defined below in Sections 1.2, 1.3, 1.4, 1.5, and 1.6

     All information, inventions, ideas, concepts, discoveries, algorithms, procedures, techniques, solutions, technology, technical documentation, designs (including circuit designs), simulation and other models, materials and know-how associated with the design, development, testing, construction, use and distribution of such PC Audio Technology with IGS Graphics Controller Designs as part of Integrated Audio/Graphics Controller Chips, whether developed by IGS or T-Square Design.

1.2 "T-Square Design, Inc. PC Audio Product Specification" shall mean the hardware and software product specifications developed by T-Square Design, Inc. for the IGS Graphics/Audio Integrated Circuit.

1.3 "Compatible" or "Compatibility" shall mean that T-Square's Audio Engine hardware and all necessary supporting Software is compatible with IGS's Graphic Controller Integrated Circuit such that the resulting Audio/Graphics Integrated Circuit can perform both graphics and audio functions at a PC Marketplace level of acceptability in a Windows 3.1 and Windows 95 environment.

1.4 "Intellectual Property Rights" of a Party means any and all rights of the Party in and to all patents, patent applications, copyrights, trademarks, trade secrets and know-how, mask work rights, industrial design and other proprietary rights of any kind, recognised in any country of the world, whether or not perfected, owned (or licensed by the Party with the right to grant sub-licenses of the scope granted herein) as of the Effective Date or hereafter acquired (whether by creation, transfer, license with right of sub-license or by any other means) during the term of this Agreement.

1.5 "Unit Shipments" shall mean the gross number of Integrated Circuits using the T-Square PC Audio Technology, shipped to customers of IGS, less any returned units for which a refund or credit is given.

1.6 Licensed ICs or Licensed Technology. shall mean any and all of the PC Audio Technology hardware and software licensed by T-Square to IGS under this Agreement.

2.   Grant of Rights

2.1 Marketing Rights: IGS shall have non-exclusive marketing rights of the T-Square PC Audio Technology as integrated with graphics controllers.

2.2 Integration Rights: Subject to the terms and conditions of this Agreement, T-Square Design, Inc. hereby grants to IGS a non-exclusive license to use this licensed Audio Technology for products other than Graphics/Audio integration after March 31, 1998.

2.3 Manufacturing and Distribution Rights: Subject to the terms and conditions of this Agreement, T-Square Design, Inc. hereby grants to IGS a non-exclusive, world-wide, non-transferable, non-assignable, royalty-bearing license to make, have made, manufacture, reproduce, use, market, distribute and sell the PC Audio Technology, solely in connection with making, having made, manufacturing, reproducing, using, marketing, distributing and selling licensed ICs.

2.4 Sub-licensing Rights: Neither IGS nor its customers can sub-licensing the licensed audio technology.

2.5 Use of Documentation: T-Square Design, Inc. grants to IGS a non-exclusive, world-wide, fully paid-up, non-transferable, non-assignable license under T-Square Design. Inc. Intellectual Property Rights to use, copy, modify and distribute information other than Confidential Information as defined in
     Section 8 of this Agreement for IGS's internal use and for creating and publishing technical documentation to assist IGS's customers to use the Audio/Graphics Chips. Notwithstanding anything in this Agreement to the contrary, IGS will not disclose T-Square's Confidential Information without the prior written consent of T-Square Design, Inc.

2.6 Limitations: No license or right is granted, by implication or otherwise, to IGS, under any patents, confidential information or other intellectual property rights now or hereafter owned or controlled by T-Square Design, Inc. except for licenses and rights expressly granted in this Agreement.

2.7 Notification On Licensing: T-Square shall notify IGS if T-Square license this PC Audio Technology for purposes of integrating PC Audio Technology with Graphics Integrated Circuit technology to any newly licensed IC company, designer, developer, manufacturer, or technology entity, prior to March 31, 1998.

2.8 Licensing And Distribution: IGS shall have the right to distribute the object code of the software for T-Square's PC Audio Technology only with the licensed IC. IGS may sub-license the software source code to OEM customers of IGS for use with the licensed IC only.


3.   Obligations

3.1 IGS Support. Notwithstanding the obligations of T-Square to provide adequate engineering human resources for the delivery of the PC Audio Technology as contained herein, IGS will provide additional necessary human resources and all financial resources necessary to promote and support this licensed technology.

3.2 Engineering Support. IGS will supply reasonable resources and support to adapt the audio engine hardware and software core from T-Square.

3.3 Other Support. IGS will provide all necessary equipment for layout, tape out, revisions and debug of the sample silicon.

3.4 Modifications or Improvements. T-Square agrees that any modifications or improvements it makes or receives, limited to changes of the existing logic and circuit design that are offered to other PC Audio Technology licensees at no charge, including those made by other Graphics Controller companies but exclusive of any similarly granted licensee-specific layout optimizations, process migrations, or improvements in technology covered by other patents or patent applications, which are now or hereafter owned or controlled by T-Square but not as yet made to the IGS Graphics/Audio chip, shall be made immediately available to IGS at no additional charge if those improvements will, in T-Square's and IGS's judgement, place IGS's products in a non-competitive or non-compatibility position. Any modifications or improvements for which T-Square must pay a license fee or royalty, and T-Square acquires sub-license rights to, will be made available to IGS at a similar license fee and royalty schedule.

4.   PC Audio Technology Delivery and Support

4.1 Hardware. T-Square will deliver to IGS a complete package of PC Audio Technology which shall include but is not limited to the following:

     (a)  Complete Verilog, RTL level and behaviour model of the Audio Engine
     (b)  Low level schematics and/or netlist of the Audio Engine
     (c) Test vectors for verifying the audio engine prior to tape out (which will be used for IC mass production.
     (d) Debug the sample silicon and solve any problem relative to functionality, compatibility and stability of the Audio Engine.
     (e)  Provide demo board schematics and debugging assistance

4.2 Software. T-Square shall provide the following software deliverables as part of the PC Audio Technology:

     (a)  Source code of DOS, Windows 3.1 and Windows 95 drivers
     (b)  Source code of audio chip level diagnostics and board testing software
     (c)  Complete set of wave sample for General MIDI compatible synthesizer
     (d)  Source code for General MIDI interpreter for DOS games (VirtualGM)
     (e)  Source code of OPL3 to wavetable converter for DOS games (VirtualFM)


4.3  Marketing Support.  T-Square shall supply the following:

     (a)  Product training for the Audio Market
     (b)  Product specification and comparison for Audio segment

     (c)  Hardware and software compatibility testing on audio feature
     (d) Customer support in the form of joint visits to IGS's customers with IGS's Sales, Marketing, and Engineering personnel.

5.   Royalties and Other Payment Terms

The royalty license fee schedule as enumerated below shall pertain to all chips sold by IGS which are a derivative of the PC Audio Technology with audio engine hardware and/or software licensed from T-Square under this Agreement.

5.1 Royalty Payments. Royalties as specified under this Agreement, shall be payable to T Square by IGS within 30 (thirty) days of the close of each fiscal quarter for all licensed ICs incorporating the PC Audio Technology licensed under this Agreement at $*** per unit.

5.2 Non-Recurring Expanse. A total of $*** design transfer fee will be paid by IGS to T-Square upon the date of execution of this Agreement.

5.3 Software Source Code Sub-Licensees Fee: Each sub-licensee must sign a software license agreement with T-Square and pay a one-time software source code license fee of $***. Software source code license fees shall be waived by T-Square or refunded to any IGS customer when said fee has been paid in advance whenever such customer has purchased in excess of *** licensed ICs in any given fiscal quarter. IGS will treat T-Square's source code with the same care and protective measures as it would treat it's own source code.

5.4 Fair Market Price Consideration. In the event IGS sells chips using the licensed technology at a price substantially lower than the fair market price, or in such event that the fair market price should fall below the level of sufficient margin to the extent that royalty payments to T-Square by IGS would cause a loss to IGS, T-Square is not obligated but will consider waive the royalty payment requirement or issue a credit to IGS as is mutually agreed upon.

6.   Confidential Information:

6.1 Definition. T-Square and IGS acknowledge that, in the course of performing their respective obligation hereunder, each may obtain information relating to the other and the other's products that is of a confidential and proprietary nature to such other Party("Confidential Information"). Such Confidential Information includes without limitation the Graphics Controller Technology, PC Audio Technology, trade secrets, know-how formulas, composition of matter, inventions, techniques, process, programs, diagrams, schematics, technical information, customer and financial information, sales and marketing plans and the terms of this Agreement.

6.2 Obligation. Each of T-Square and IGS agrees, for itself and its subcontractors that it will

     (a) use the other Party's Confidential Information only in connection with fulfilling its obligations under this Agreement;
     (b) hold the other Parties Confidential Information in strict confidence and exercise due care with respect to its handling and protection, consistent with its own policies concerning protection of its own Confidential Information of like importance;
     (c) not disclose, divulge or publish the other Party's Confidential information except to such of its responsible employees and subcontractors who have a bona fide need to know to the extent necessary to fulfil such Party's obligations under this Agreement; and
     (d) instruct all such employees not to disclose the other Party's Confidential Information to third parties, including consultants, without the prior written permission of the other party.

*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.3 Exceptions The obligations set forth in Section 8.2 above will not apply to either Party's Confidential Information which

     (a) is or becomes public knowledge without the fault or action of the other Party;
     (b) received by the other Party from a third party, without restriction as to use or disclosure;
     (c)  the other Party can document was independently developed by it;
     (d) is required to be disclosed pursuant to law provided the other Party uses reasonable efforts to give the Party owning the Confidential Information reasonable notice of such required disclosure; or
     (e) is or becomes available to the other Party on an unrestricted basis from the Party owning the Confidential Information.

6.4  Employer Non-Disclosure Agreement

     IGS represents that to the best of its knowledge, at the Effective Date, all IGS employees with access to all or part of the T-Square's confidential document have executed written IGS employee non-disclosure agreements or are otherwise under written obligation of non-disclosure which, inter alia, require such employees to maintain the confidentiality of confidential Information of third parties received by IGS. IGS agrees that during the Term of this Agreement, it shall use reasonable efforts to assure that all additional IGS employees will execute IGS employee non-disclosure agreements prior to having access to the T-Square PC Audio Technology. Signed employee non-disclosure agreements are to be retained by IGS for a period of no less than three (3) years from the date of the employee's termination.

     T-Square represents that to the best of its knowledge, at the Effective Date, all T-Square employees with access to the IGS Graphics Controller Technology have executed written T-Square employee non-disclosure agreements or are otherwise under written obligation of non-disclosure agreements which, inter alia, require such employees to maintain the confidentiality of Confidential Information of third parties received by T-Square Design, Inc. T-Square Design, Inc. agrees that during the Term if this Agreement, it shall use reasonable efforts to assure that all additional T-Square employees will execute T-Square employee non-disclosure agreements prior to having access to the IGS Graphics Controller Technology. Signed employee non-disclosure agreements are to be retained by T-Square for a period of no less than three (3) years from the date of the employee's termination.

7.   Intellectual Property Rights

7.1 PC Audio Technology. The PC Audio Technology and all Intellectual Property Rights therein will be the sole and exclusive property of T-Square, and IGS hereby transfers and assigns to T-Square all right, title and interest that IGS may have in the PC Audio Technology and all Intellectual Property Rights therein based on the T-Square Audio Technology. IGS will provide reasonable assistance and co-operation to T-Square to acquire, transfer, maintain, perfect and enforce the Intellectual Property Rights in the PC Audio Technology including but not limited to execution of such documents as may reasonable be requested by T-Square

7.2 Intellectual Property Indemnification. T-Square will apply its best effort to defend IGS against any claim that the PC Audio Technology and/or supporting software source code, object code, or drivers, as supplied by T-Square infringes or misappropriates the intellectual Property Rights of any third party.

8.   Term and Termination

8.1 Both Parties are binding by this agreement which can only be terminated by mutual agreeable terms in written signed by both Parties' officers.

8.2 Return of Confidential Information. Each Party shall return or destroy all copies of the Confidential Information of the other Party within thirty
     (30) days after the effective date of the termination. At the request of either Party, an officer of the other Party will certify in writing that such other Party has complied with this obligation.

9.    Warranties and Liability

9.1 Limited Warranty. T-Square warrants to IGS that the PC Audio Technology, Software Source Code and Object Code will perform in all material respects in accordance with T-Square's specifications as contained herein. IGS's sole remedy is that T-Square will, at no extra charge, correct any defect discovered in the Audio/Graphics chip design so that it performs in accordance with such specification in all material respects. In case the Audio/Graphics chip does not meet its functional specification, T-Square will apply its best effort to correct any defect.

9.2 Liability. Neither Party is liable to the other party for any damage or loss cost by the usual risks, delays and malfunction of the licensed products.

10.   Miscellaneous

10.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of California or the United States, as applicable. Except for claims regarding either Party's Intellectual Property Rights or Confidential Information, all claims will be resolved through mediation by a mutually acceptable mediator to be chosen by the parties within 30 days after written notice by one Party to the other demanding mediation. Neither Party may unreasonably withhold consent to the selection of a mediator, and the parties will share the costs of mediation equally. Claims regarding Intellectual Property Rights or Confidential information may be brought immediately in the state or federal courts having personal jurisdiction over the Party defending the claim. Each of the parties acknowledges that unauthorised disclosure or use of the other Party's Confidential Information or infringement or misappropriation of the other Party's Intellectual Property Rights could cause irreparable harm and significant injury that would be difficult to ascertain and may not be compensated by damages alone. Accordingly, the parties agree that, in addition to any and all legal remedies, claims regarding Intellectual Property Rights or Confidential Information may be remedied by appropriate equitable relief.

10.2 Assignment. IGS shall not assign this Agreement and all of it's rights pertaining thereto to other party without prior written approval from T-Square's officer.

10.3 Modification and Waiver. No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

10.4 Notices. Any required or permitted notices hereunder must be given in writing at the address of each Party set forth below, or to such other address as either Party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or nationally-recognised private express courier; or facsimile. Notices will be deemed given on the date when hand delivered or transmitted by facsimile, one (1) day after being sent by express mail or nationally recognised private express courier, and five
      (5) days after being sent by registered or certified mail.

If to T-Square:

Tony Chu, President & CTO
T-Square Design, Inc.
4633 Old Ironsides Dr. Ste 290 Santa Clara, CA 95054

If to IGS

Kenny Liu, President
InteGraphics Systems, Inc.
4001 Burton Drive, Santa Clara, CA 95054

10.5 Force Majeure. Nether Party shall be responsible for delay or failure in performance caused by any government act, law, regulation, order or decree, by communication line or power failures beyond its control, or by fire, flood or other natural disasters or by other causes beyond its reasonable control, nor shall any such delay or failure be considered to be a breach of this agreement. In any such event, performance shall take place as soon thereafter as is reasonably feasible.

10.6 Attorney's Fees. In the event of any dispute resolution proceeding between the parties hereunder, the prevailing party shall be entitled to recover its costs and reasonable attorney's fees therein. A "prevailing party" shall mean a party who receives all or substantially all of the relief sought by such party.

10.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.8 Independent Contractors. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship.

10.9 Severability. In the event that it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid, illegal, or otherwise unenforceable, such provision will be enforced as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement will remain in full force and effect and bind the parties according to its terms. To the extent any provision cannot be enforced in accordance with the stated intentions of the parties, such provision will be deemed not to be a part of this Agreement

10.10 Headings. The heading of the Sections and subsections of this Agreement are for convenience only and will not be of any effect in construing the meanings of the Section and subsections.

10.11 Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof.

Attachment

T-Square Game-Audio Engine Data Sheet

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

T-Square Design, Inc.                                 InteGraphics Systems, Inc.
By:                                                   By:


/s/ Tony Chu                                          /s/ Kenny Liu
Tony Chu, President & CTO                             Kenny Liu, President
7/30/1997

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL INTERNAL USE ONLY                                       T/2/ DESIGN
--------------------------------------------------------------------------------

1  Introduction:


Features:

 .  AC97 v2.0 interface
 .  CODEC Variable Sample Rate support
 .  Up to 96 Hz Double Sample Rate support
 .  32-voice wavetable synthesis
 .  3D positioning sound acceleration
 .  Legacy Sound Blaster compatible
 .  Virtual FM(R) OPL3 emulation
 .  Virtual GM(R) MIDI interpretation
 .  MIDI MPU-401 interface
 .  Enhanced digital joystick interface
 .  I.S receiver & transmitter
 .  S/PDIF transmitter
 .  Sample Bank resides in Main Memory or Local Memory
 .  Interface with PCI BIU or other Host BIU


1.1  Overview:
Powered with T-Square Wavetable Synthesizer engine TS9708, Cyber5050 is a versatile audio processor which can be integrated in costumed CE product and also can be utilized on PC platform.


(C) 1998, 1999 T Square Design, Inc.  All rights reserved.

                            Revision 0.1  06/26/98